Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Diversified Energy Company of our name and report, dated February 20, 2025, with respect to estimates of proved reserves and future revenue, as of December 31, 2024, in certain oil and gas properties of Diversified Energy Company PLC (our "Report"), and the information derived from our Report, included in Diversified Energy Company PLC's Annual Report on Form 20-F for the year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Eric J. Stevens
Eric J. Stevens, P.E.
President and Chief Operating Officer

Dallas, Texas
November 24, 2025